Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

September 26, 2023

Board of Directors

Vaccinex, Inc.

1895 Mount Hope Avenue

Rochester, NY 14620

To the addressee referred to above:

We are acting as counsel to Vaccinex, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of (i) up to 3,229,974 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Shares”), (ii) pre-funded warrants to purchase up to 3,229,974 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase up to 3,229,974 shares of Common Stock (together with the Pre-Funded Warrants, the “Warrants”). The Shares and the Warrants are to be sold pursuant to a Securities Purchase Agreement between the Company and each purchaser signatory thereto (the “Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. We have also assumed upon the issuance of the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation and by the Board of Directors of the Company (the “Board”) in connection with the offering contemplated by the Registration Statement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, and as to the opinion expressed in paragraph (b) below, the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement and (ii) effectiveness of the Registration Statement:

(a)

upon (1) issuance of the Shares pursuant to the terms of the Agreement and (2) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board or a duly authorized committee thereof (the “Committee”), the Shares will be validly issued, fully paid, and nonassessable.

(b)

upon (1) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement and (2) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board or the Committee, the Warrants will constitute valid and binding obligations of the Company.

(c)

following (1) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement, (2) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board or the Committee, and (3) exercise of the Warrants pursuant to their terms, including receipt by the Company of the consideration for the Warrant Shares specified therein, and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinion expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP